Exhibit 4.2

HERCULES INCORPORATED

LONG TERM INCENTIVE COMPENSATION PLAN

(AS AMENDED AND RESTATED)

AMENDMENT 2002-1

WHEREAS, Hercules Incorporated, a Delaware corporation (hereinafter called the “Company”), maintains the Hercules Incorporated Long Term Incentive Compensation Plan (As Amended and Restated) (hereinafter called the “LTIC Plan”); and

WHEREAS, pursuant to Section 19.1 the Company’s Board of Directors has reserved the right to amend the LTIC Plan and now desires to do so in order to extend the term of the LTIC Plan for another ten years and to change the maximum award that can be made to any person;

NOW THEREFORE, the LTIC Plan is hereby amended as follows:

1. The next-to-last sentence in Section 4.1.2 is hereby amended to read as follows:

“Unless this Plan is extended, no Awards shall be granted or exchanges effected under the Plan after June 27, 2012, but any then current restrictions applicable to any Awards theretofore granted or exchanges theretofore effected shall extend beyond that date in accordance with their provisions and any shares of Common Stock used in payment of Cash Value Awards and/or Performance Shares originally granted before June 27, 2012, may be delivered after June 27, 2012, in accordance with the provisions of the applicable Award.”

2. Section 5.1.4 is hereby amended to read as follows:

“5.1.4 Maximum Award to an Individual. During the term of this Plan, no person shall be granted or receive more than 1,000,000 Options and/or Performance Accelerated Stock Options during any single year commencing on June 27, 2002 and on each anniversary of that date prior to the expiration date of the Plan.”

3. The first two sentences of Article XVII are hereby amended to read as follows:

“The Plan was originally effective as of April 1, 1991, and was amended and restated thereafter as of June 30, 1993, April 27, 1995, April 24, 1997 and April 29, 1999 and is being further amended as of April 25, 2002 subject to shareholder approval. The termination date of the Plan shall be June 27, 2012.”

4. This Amendment 2002-1 shall be effective upon its approval by the holders of at least a majority of the shares of the Company’s issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders. Upon such effective date, all of the other terms and conditions of the LTIC Plan shall continue in full force and effect.

TO RECORD the adoption of this Amendment 2002-1 by the Company’s Board of Directors, the Chairman has caused this document to be executed on this 13th day of May, 2002.

HERCULES INCORPORATED

By:	/s/ William H. Joyce
William H. Joyce Chairman